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                                                                      EXHIBIT 21

                              EUROBANCSHARES, INC.

                        LIST OF WHOLLY OWNED SUBSIDIARIES

1.    EuroSeguros, Inc., a Puerto Rico corporation

2. Eurobank, a commercial bank organized under the laws of the Commonwealth of Puerto Rico

3.    Eurobank Statutory Trust I, a Connecticut Statutory Trust

4.    Eurobank Statutory Trust II, a Connecticut Statutory Trust